Exhibit 4.r

Fidelity & Guaranty Life Insurance Company

SPECIFICATIONS PAGE – GUARANTEED MONTHLY PAYMENT TABLES (CONTINUED)

Amounts shown are for each [$1,000.00] applied. The guaranteed monthly payments are based on the actuarial basis described below.

For Ages, periods, and rates not shown, We will furnish the amount of payment upon request. We may offer guaranteed monthly payments that are more favorable than those contained in Your Contract.

Default Annuitization Guaranteed Period: [10 Years]

Actuarial Basis for Annuity Option Payments

Annuity Option Interest Rate: [1.00%]

Annuity Option Mortality Table: [2012 IAR [ANB] Mortality Table; US Annuity 2000 Table] [with sex-distinct factors] [with a mortality blend of [X%] male and [Y%] female for each Contract Year until the Maturity Date]

[Age Setback: [[one] year[s] [plus an additional [X] year[s] for every [four] years after 2012]]]

Annuity Option 1 – Income for Fixed Period

Period (Years)	Monthly Payment	Period (Years)	Monthly Payment	Period (Years)	Monthly Payment
5	$[X.XX]	8	$[X.XX]	15	$[X.XX]
6	[X.XX]	9	[X.XX]	20	[X.XX]
7	[X.XX]	10	[X.XX]	25	[X.XX]

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SPEC-RILA-GMPT (05-22)